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Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

March 2, 2009

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

        We have acted as counsel to SL Green Realty Corp., a Maryland corporation (the "Company") in connection with a registration statement on Form S-3 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on March 2, 2009 under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 415(a)(5) of the Securities Act, in connection with the registration of 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares"), which may be issued from time to time pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

        In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the absence of any amendments or modifications to those items reviewed by us. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors, partners and employees of, and accountants for, the Company.

        Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company's Board of Directors authorizing the adoption of the Plan and the registration of the Shares, the Shares will be legally issued, fully paid and non-assessable.

        The opinion set forth in this letter relates only to the federal securities laws of the United States, and the laws of the State of New York, the Maryland General Corporation Law and the Revised Uniform Limited Partnership Act of Delaware. We draw to your attention that the members of our firm are not admitted to practice law in the State of Delaware or the State of Maryland. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

        This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

        We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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  Exhibit 5.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]